UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 3, 2012

Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, California		90045
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

Former Address
 500 Citadel Drive, Suite 300
Commerce, California 90040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 3, 2012, Reading International, Inc. (“Reading”) announced that it had amended its bylaws to increase the size of the Board of Directors from eight (8) to nine (9) members and elected Tim Storey to fill the resultant vacancy, effective December 28, 2011.

Mr. Storey, 54, has served as a director of our wholly owned New Zealand subsidiary since 2006.   He has served since April 1, 2009 as a director of DNZ Property Fund Limited, a commercial property investment fund based in New Zealand and listed on the New Zealand Stock Exchange, and was appointed Chairman of the Board of that company on July 1, 2009.  Mr. Storey is also a director of NZ Farming Systems Uruguay, also a New Zealand listed company, having joined that board in November, 2011.   NZ Farming Systems Uruguay owns and operates dairy farms in Uruguay.   Prior to being elected Chairman of DNZ Property Fund Limited, Mr. Storey was a partner in Bell Gully (one of the largest law firms in New Zealand).   Mr. Storey is also a principal in Prolex Advisory, a private company in the business of providing commercial advisory services to a variety of clients and related entities.   Prolex provides consulting services primarily with respect to fund management and commercial property/project transactions across a range of industries including health care, community housing, student accommodations and agriculture.

Mr. Storey brings to the board many years of experience in New Zealand commercial and real estate matters, and experience as a director of our New Zealand subsidiary.

Item 8.01. Other Events

Stock Buy Back

On December 29, 2011, the Company re-purchased 100,000 Class A Common Stock shares at $4.15 per share, for an amount totaling $419,005.25, in a privately negotiated transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.

Date: January 3, 2012	By:	/s/ Andrzej Matyczynski
	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer